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[LETTERHEAD OF RP FINANCIAL, LC.]


                                                January 16, 2003


Mr. R. Ray Pate
President and Chief Executive Officer
NCRIC Group, Inc.
1115 30/th/ Street, N.W.
Washington, DC  20007

Dear Mr. Pate:

     This letter sets forth the agreement between NCRIC Group, Inc., Washington, DC ("NCRIC Group" or the "Company"), the subsidiary of NCRIC, A Mutual Holding Company (the "MHC"), and RP Financial, LC. ("RP Financial") for the independent appraisal services pertaining to the mutual-to-stock conversion transaction (or "second step conversion"). The specific appraisal services to be rendered by RP Financial are described below. These appraisal services will be rendered by a team of one to two senior consultants on staff and will be directed by the undersigned.

Description of Conversion Appraisal Services

     Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Company's operations, financial condition, profitability, market area, risks and various internal and external factors that may impact the pro forma value of the Company. RP Financial will prepare a detailed written valuation report of NCRIC Group fully consistent with applicable regulatory guidelines and standard pro forma valuation practices. The appraisal report will include an in-depth analysis of the Company's financial condition and operating results, as well as an assessment of the Company's market and competitive environment. The appraisal report will describe the Company's business strategies, market area, prospects for the future and the anticipated use of proceeds both in the short term and over the longer term. A peer group analysis relative to reasonably comparable publicly-traded insurance companies will be prepared for the purpose of determining anticipated valuation adjustments relative to the peer group. The appraisal will incorporate an analysis of the current market for the Company's publicly-held shares. The appraisal report will also include an evaluation of the market for second steps and secondary offerings, particularly with respect to the insurance industry and the peers.

     We will review pertinent sections of the regulatory applications and offering documents to obtain necessary data and information for the appraisal, including the impact of key deal elements on the appraised value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, conversion expenses and characteristics of stock plans. During the preparation of the appraisal report, RP Financial will consult with management of the Company on matters involved, ranging from assumptions and estimates to editorial comments of the draft report. The appraisal report

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Mr. R. Ray Pate
January 16, 2003
Page 2

will conclude with a midpoint pro forma value which will establish the aggregate range of value, and reflect the per share value determined by the Company's Board of Directors. The appraisal report may be periodically updated throughout the conversion process and there will be at least one updated valuation prepared at the time of the closing of the second step conversion.

     RP Financial agrees to deliver the valuation appraisal and subsequent updates, in writing, to NCRIC Group at the above address. The original appraisal report, following approval by the Company, will be filed in conjunction with the filing of the regulatory application. Subsequent updates, upon approval by the Company, will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and response to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.

Fee Structure and Payment Schedule

     NCRIC Group agrees to pay RP Financial a fixed fee of $50,000 for these appraisal services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

          . $5,000 upon execution of the letter of agreement engaging RP Financial's appraisal services;

          .    $35,000 upon delivery of the completed original appraisal report;
               and

          . $10,000 upon completion of the second step conversion to cover all subsequent valuation updates that may be required, provided that the transaction is not delayed for reasons described below.

     The Company will reimburse RP Financial for out-of-pocket expenses incurred in preparation of the valuation. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses to $1,500 in connection with this engagement and in connection with the preparation of a regulatory business plan as described in the accompanying letter, subject to written authorization from the Company to exceed such level.

     In the event NCRIC Group shall, for any reason, discontinue the proposed second step conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, NCRIC Group agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing directors.

     If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the

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Mr. R. Ray Pate
January 16, 2003
Page 3

terms of said contract shall be subject to renegotiation by NCRIC Group and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to appraisals, major changes in management or procedures, operating policies or philosophies, subsequently announced acquisitions or other major transactions and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal.

Agreements, Representations and Warranties

     The Company and RP Financial agree to the following:

       1. The Company agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Company to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the Reorganization and Stock Offering are not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Company the original and any copies of such information.

       2. The Company hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Company's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

       3. (a) The Company agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "Indemnitees"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Company to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Company to RP Financial; or (iii) any action or omission to act by the Company, or the Company's respective officers, Governors, employees or agents which action or omission is willful or grossly negligent. Notwithstanding the foregoing, the Company will be under no obligation to indemnify Indemnitees hereunder if a court determines that an Indemnitee was willful or negligent or acted in

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Mr. R. Ray Pate
January 16, 2003
Page 4

bad faith with respect to any actions or omissions of RP Financial or any other Indemnitee related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Company at the normal hourly professional rate chargeable by such employee.

             (b) An Indemnitee shall give written notice to the Company of such claim or facts within ten days of the assertion of any claim or discovery of material facts upon which the Indemnitee intends to base a claim for indemnification hereunder. In the event the Company elects, within ten business days of the receipt of the original notice thereof, to contest such claim by written notice to the Indemnitee, the Indemnitee will be entitled to be paid any amounts payable by the Company hereunder within five days after the final determination of such contest either by written acknowledgement of the Company or a final judgment (including all appeals therefrom) of a court of competent jurisdiction. If the Company does not so elect, the Indemnitee shall be paid promptly and in any event within thirty days after receipt by the Company of the notice of the claim.

         (c) The Company shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by an Indemnitee in advance of the final disposition of any proceeding within thirty days of the receipt of such request if the Indemnitee furnishes the Company: (1) a written statement of the Indemnitee's good faith belief that the Indemnitee is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that the Indemnitee is not entitled to such indemnification. The Company may assume the defense of any claim (as to which notice is given in accordance with 3(b)) with counsel reasonably satisfactory to the Indemnitee, and after notice from the Company to the Indemnitee of its election to assume the defense thereof, the Company will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee (other than reasonable costs of assistance in discovery and document production matters). Notwithstanding the foregoing, Indemnitees shall have the right to employ their own counsel in any action or proceeding if a conflict of interest exists between the Company and Indemnitees which would materially impact the effective representation of Indemnitees. In the event that a conflict of interest exists, Indemnitees shall have the right to select counsel reasonably satisfactory to the Company which will represent Indemnitees in any such action or proceeding and the Company shall reimburse Indemnitees for the reasonable legal fees and expenses of such counsel and other expenses reasonably incurred by Indemnitees. In no event shall the Company be liable for the fees and expenses of more than one counsel, separate from its own counsel, for all Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same or similar allegations or circumstances. The Company will not be liable under the foregoing indemnification provision in respect of any compromise or settlement of any action or proceeding made without its consent.

             (d) In the event the Company does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, Indemnitees shall have all remedies available at law or in equity to enforce such obligation.

         It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Company in one or more additional capacities, and

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Mr. R. Ray Pate
January 16, 2003
Page 5

that the terms of the original engagement may be incorporated by reference in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Company and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the District of Columbia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

     NCRIC Group and RP Financial are not affiliated, and neither NCRIC Group nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                              * * * * * * * * * * *

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial fee of $5,000.

                                                 Sincerely,

                                                 /s/ Ronald S. Riggins

                                                 Ronald S. Riggins
                                                 President and Managing Director


Agreed To and Accepted By: R. Ray Pate  /s/  R. Ray Pate, Jr.
                                     -------------------------------------------
                              President and Chief Executive Officer

Upon Authorization by the Board of Directors For: NCRIC Group, Inc.
                                                  Washington, DC

Date Executed: ___________________________________